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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference made to our firm under the captions "Independent Auditors" and "Financial Highlights" and to the use of our report dated December 3, 1999, on the ING Funds Trust (comprising, respectively, the ING Internet Fund, ING Money Market Fund, ING Intermediate Bond Fund, ING High Yield Bond Fund, ING International Bond fund, ING Large Cap Growth Fund, ING Growth and Income Fund, ING Mid Cap Growth Fund, ING Small Cap Growth Fund, ING Global Brand Names Fund, ING International Equity Fund, ING European Equity Fund, ING Tax Efficient Equity Fund, ING Focus Fund and ING Global Information Technology
Fund) which is incorporated by reference in this Registration Statement (Form N-1A No. 333-59745 and 811-08895) of ING Funds Trust.



                                                 /s/ERNST & YOUNG LLP


New York, New York
February 24, 2000